Exhibit 99.1

Tesoro Announces Two Executive Appointments

SAN ANTONIO - August 14, 2014 - Tesoro Corporation (NYSE:TSO) announced today that Steven Sterin will join Tesoro as Executive Vice President and Chief Financial Officer, effective August 18, 2014, and Cynthia (CJ) Warner will join Tesoro as Executive Vice President, Strategy and Business Development, effective October 6, 2014.

Scott Spendlove, who has served as the Company’s Chief Financial Officer since May 2010 is leaving the Company to pursue other interests, “I thank Scott for his many contributions to Tesoro during his 12 year tenure and wish him all the best as he moves onto other endeavors,” said Tesoro President and CEO Greg Goff.

Steven joins Tesoro from Celanese Corporation, a global technology and specialty materials company, where he held financial leadership positions of increasing scope, including service as Senior Vice President, Chief Financial Officer for the last seven years. Previously, Steven worked for Reichhold, Inc., and Price Waterhouse LLP.

“With his demonstrated track record of financial and business leadership, Steven will be a great asset to Tesoro. He will be a key member of the executive team that will help us deliver on our ambitious plans,” said Greg Goff.

Cynthia (CJ) Warner will join Tesoro as Executive Vice President, Strategy and Business Development from Sapphire Energy, a global leader in the development of renewable crude oil from algae, where she was President, Chief Executive Officer, and Chairman of the Board over the past five years. Prior to joining Sapphire Energy, CJ held numerous leadership positions with BP including Group Vice President of Global Refining and Group Vice President of Health, Safety, Security, Environmental & Technology.

“CJ is an accomplished executive with a strong track record of delivering results. I am very pleased to have her join Tesoro and our leadership team at this exciting time for our Company. The addition of these two talented executives strengthens our leadership capability and ability to deliver industry leading results,” said Goff.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which include a 35% interest in Tesoro Logistics LP (NYSE:TLLP) and ownership of its general partner. Tesoro’s retail- marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.